EXHIBIT 10.16

                            XTRA-GOLD RESOURCES CORP.

                                 August 1, 2006

John Douglas Mills
105 Somers Road
Antigonish NS   B2G 2K9  Canada

Dear Mr. Mills:

                     RE: GRANT OF NONQUALIFIED STOCK OPTIONS

         We are pleased to advise you that on August 1, 2006, the board of directors of Xtra-Gold Resources Corp. ("XTRA-GOLD") authorized the award to you (sometimes hereinafter referred to as the "OPTIONEE") of an option to purchase 200,000 shares of our common stock at a par value $.001 per share (the "OPTIONS"), upon the following terms and conditions:

         1. The Options are granted to you in accordance with and subject to the terms and conditions of Xtra-Gold's 2005 Equity Compensation Plan (the "PLAN").

         2. The Options are nonqualified stock options.

         3. The Options have a three (3) year term (the "OPTION PERIOD") and are exercisable, on a pro rata basis in accordance with the vesting schedule set out hereunder and shall terminate at 5:00 p.m. (Eastern Standard Time) on August 1, 2009 (the "EXPIRY DATE").

         4. The price at which the Options may be exercised is $0.90 per share.

         5. The Options are transferable to a nominee as may be designated by you from time to time and may be exercised, in whole or in part, during the exercise period, as set forth herein or otherwise in accordance with the terms and conditions of the Plan.

         6. The exercise price and number of underlying shares issuable upon exercise of the Options (the "OPTION SHARES") are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

         7. The Options shall vest as to 100,000 each upon the achievement of the following benchmarks:

================================================================================
                               TORONTO HEAD OFFICE
               6 KERSDALE AVENUE TORONTO, ONTARIO, CANADA M5R 1J9

PHONE:     (519) 59-1818                   E-MAIL:       TEDMCKECHNIE@ROGERS.COM
PHONE:     (416) 981-3055                  WEB SITE:     WWW.XTRAGOLD.COM

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John Douglas Mills                    - 2 -                       August 1, 2006

            (a)   upon successful and profitable completion of the
                  bulk processing pilot plan (the "BULK TEST") to be
                  conducted at the Kwabeng Project and completion and
                  acceptance by the Board of a full scale mine plan
                  for the Kwabeng Project .............................  100,000

            (b) three months after the earlier occurrence of one of the following events:

                  (i)      the commencement of full scale mining
                           production at the Kwabeng Project; or

                  (ii)     training of a replacement project manager ..  100,000
                                                                         -------

                  TOTAL OPTIONS TO VEST ...............................  200,000
                                                                         =======

         8. (a) Any portion of the Options that have vested and have not been exercised (the "ACCRUED OPTIONS") immediately following achievement of any one of the benchmarks noted above shall accrue to the benefit of the Optionee and in connection therewith, you shall have the right to exercise the Accrued Options for a period of time as may be set out in the Option Plan referred to in subparagraph (h) hereunder or in accordance with securities laws governing Xtra-Gold, but in no event shall the Accrued Options be exercised later than the earlier of (a) the Expiry Date; and (b) the exercise date contemplated in subparagraphs 8.(b), (c), (d) and (e) hereunder.

            (b) In the event of termination as a result of the voluntary resignation of you or J.D. Mining Ltd. ("JDM"), a corporation of which you are a director and officer which has entered into a consulting agreement dated August 1, 2006 with Xtra-Gold, all Accrued Options must be exercised within 90 days from the date of the resignation by either one of you, failing which the Accrued Options will be cancelled.

            (c) In the event of your death during the Option Period, all Accrued Options must be exercised by your estate within one year from the date of your death, failing which the Accrued Options will be cancelled.

            (d) In the event that you or JDM are terminated by Xtra-Gold, without cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options and 50% of the unvested Options (the "UNVESTED OPTIONS"); provided, however that the Options referred to in this subparagraph must be exercised no later than 90 days following such termination, failing which such Options will be cancelled.

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John Douglas Mills                    - 3 -                       August 1, 2006

            (e) In the event that you or JDM are terminated by Xtra, with cause, then in such event Xtra-Gold agrees that you may retain 100% of the Accrued Options; provided, however that the Accrued Options must be exercised no later than 90 days following such termination, failing which such Accrued Options will be cancelled. All Unvested Options will be cancelled immediately upon termination, with cause.

            (f) The share certificate or certificates issued as a result of the exercise of Options from time to time shall bear a restrictive legend with respect to the resale of the shares issued in connection therewith. In particular, until such time that a registration statement has been filed by Xtra-Gold and effective with the U.S. Securities and Exchange Commission:
                  (i) the Option Shares cannot be otherwise resold unless held for two years, in accordance with Rule 144(k); or alternatively (ii) if Xtra-Gold is a reporting company, then the applicable hold period shall be one year from the date of the issuance of Option Shares in accordance with Rule 144.

            (g) Xtra-Gold implemented and adopted a 2005 equity compensation plan (the "OPTION PLAN") which implementation and adoption was been approved in writing by the Board in June 2005. Xtra-Gold did not obtain shareholder approval.

            (h) The Options shall at all times be subject to the terms of the Option Agreement and the Option Plan.

         9. Neither the Options nor the Option Shares have been registered under the Securities Act of 1933, as amended (the "ACT"), and the Option Shares may not be sold, assigned, pledged, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption from registration. However, it is the intention of Xtra-Gold to qualify the Option Shares under a registration statement. All certificates evidencing the Option Shares will contain a legend describing this restriction on resale of the Option Shares. There is no assurance that there will be a public market into which you may sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

         10. In order to exercise the vested Options, you must provide us with written notice that you are exercising all or a portion of such Options. The written notice must specify the number of Option Shares that you are exercising your Options for, and must be accompanied by the exercise price described in paragraph 4. above. Your Option Shares will be issued to you within approximately one week following our receipt of your exercise notice and cleared funds evidencing the exercise price.

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John Douglas Mills                    - 4 -                       August 1, 2006

         11. No rights or privileges of a stockholder of Xtra-Gold are conferred by reason of the grant of the Options to you. You will have no rights of a stockholder until you have delivered your exercise notice to us and we have received the exercise price of the Options in cleared funds and have delivered a share certificate or certificates to you evidencing the shares arising out of such exercise.

         12. You understand that the Plan contains important information about your Options and your rights with respect to the Options. The Plan includes (a) terms relating to your right to exercise the Options; (b) important restrictions on your ability to transfer the Options or Option Shares; and (c) early termination of the Options following the occurrence of certain events, including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Options by way of execution of this Agreement, you agree to abide by the terms and conditions of this Agreement and the Plan.

         13. We are a young company and are subject to all of the risks and uncertainties of a young company. We may never operate profitably. The exercise of your Options is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Options.

         14. The Options will become effective upon your acknowledgment of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

         15. This Agreement and Plan contain all of the terms and conditions of your Options and supercedes all prior agreements or understandings relating to your Options. This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws provisions thereof. This Agreement may not be amended orally.

         We appreciate your continued support and contributions and are hopeful that your Options will provide financial benefits to you in the future.

                                        Yours very truly,

                                        XTRA-GOLD RESOURCES CORP.

                                        /s/ Rebecca Kiomi Mori

/rkm                                    Rebecca Kiomi Mori,
Enclosure                               Secretary and Treasurer

         AGREED TO AND ACCEPTED this 1st day of August, 2006.

                                        /s/ John Douglas Mills

                                            John Douglas Mills